Exhibit 25

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Adorbs Inc.

We consent to the use of our report dated April 10, 2019 with respect to the financial statements of Adorbs Inc. as of December 31, 2018 and the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2018 and solely to information presented to which falls under the year ended December 31, 2018. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

November 18, 2020

/S/ Michael Gillespie & Associates, PLLC